Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

David Flanery

Chief Financial Officer

(502) 261-4753

Papa John’s Increases Stock

Repurchase Authorization to $400 Million

Louisville, Kentucky (February 19, 2004) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced that its Board of Directors has approved an increase to $400 million in the amount of the company’s common stock that may be repurchased by the company from time to time through December 26, 2004.  The authorization includes both open market purchases as well as private transactions.

The company announced that to date it has repurchased $373.5 million under the repurchase program.  After such repurchases, the company has approximately 17.9 million shares of common stock outstanding on a fully diluted basis (approximately 17.6 million actual shares outstanding).

At January 25, 2004, there were 2,795 Papa John’s restaurants (570 company-owned and 2,225 franchised) operating in 49 states and 16 international markets.  Papa John’s also franchises 134 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.